UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2005

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As discussed in the Quarterly Report on Form 10-Q of Prudential Financial, Inc. (the “Company”) for the three months ended June 30, 2005, the Internal Revenue Service (“IRS”) has been conducting an examination of the Company’s consolidated federal income tax returns for the 1997 to 2001 periods. The Company has been advised that the Joint Committee on Taxation of the United States Congress has completed its review of the issues relating to the periods covered by the IRS examination and that the tax changes shown on the related IRS examination report are being processed by the IRS for refund or credit. Accordingly, substantially all issues relating to the periods covered by the IRS examination have been resolved.

Reflecting the resolution of these issues, the Company’s consolidated statement of financial position at September 30, 2005 will include a decrease in income taxes payable, and the Company’s consolidated statements of operations for the three and nine months ended September 30, 2005 will include a favorable adjustment to income tax expense and net income, of approximately $720 million. The favorable adjustment to income tax expense and net income will not affect adjusted operating income of the Company’s Financial Services Businesses, although the adjustment includes a reversal, in the third quarter of 2005, of approximately $28 million of interest accrued previously during 2005 on income tax liabilities which will benefit adjusted operating income, after giving effect to income taxes, for the three months ended September 30, 2005 by that amount.

“Adjusted operating income” is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses. Adjusted operating income differs from, and should not be viewed as a substitute for, income from continuing operations before income taxes or net income determined in accordance with generally accepted accounting principles (“GAAP”), and the Company’s definition of adjusted operating income may differ from that used by other companies. For additional information about adjusted operating income and the comparable GAAP measure, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2005

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Dennis G. Sullivan
Name:	Dennis G. Sullivan
Title:	Principal Accounting Officer